Exhibit 99.1

Tremor Video Reports First Quarter 2014 Financial Results

Q1 2014 revenue growth tops 40%

  Total revenue grew 40.8% year-over-year to $34.9 million
  Net loss of ($7.2) million; Non-GAAP Adjusted EBITDA of ($4.6) million
  Net loss per share of ($0.14); Non-GAAP Adjusted EBITDA per share of ($0.09)

NEW YORK--(BUSINESS WIRE)--May 6, 2014--Tremor Video, Inc. (NYSE:TRMR), an advertising technology company elevating brand performance across all screens for the world’s leading brands and publishers, today announced financial results for the first quarter 2014.

“Our first quarter top line growth of over 40% demonstrates our customer traction in delivering brand performance solutions across all screens,” said Bill Day, President and CEO of Tremor Video. “We’ve been a great strategic partner to the largest TV advertisers and as a result have grown revenue across our key verticals this quarter.”

“We are also continuing to make great strides towards building a complete end-to-end programmatic offering. Our DSP goes live in the second quarter, and we expect to release a SSP for premium publishers later this year.”

Q1 2014 Financial Summary

Revenue: For the first quarter of 2014, total revenue was $34.9 million compared to $24.8 million for the first quarter of 2013, representing a 40.8% increase over the same period one year ago.

Gross Margin: For the first quarter of 2014, gross margin was 34.2% compared to 44.1% for the same period one year ago.

Net Loss: For the first quarter of 2014, net loss was ($7.2) million compared to a net loss of ($5.2) million for the same period one year ago.

Adjusted EBITDA: For the first quarter of 2014, Adjusted EBITDA, a non-GAAP financial measure, was ($4.6) million compared to Adjusted EBITDA of ($2.8) million for the same period one year ago.

EPS: For the first quarter of 2014, basic and diluted net loss per share was ($0.14). Non-GAAP basic and diluted Adjusted EBITDA per share was ($0.09). Basic and diluted net loss per share and Non-GAAP basic and diluted Adjusted EBITDA per share are based on 50.3 million weighted average shares of common stock for the quarter ended March 31, 2014.

A description of the non-GAAP calculations and reconciliation to comparable GAAP measures is provided in the accompanying tables entitled “Reconciliation of Non-GAAP Financial Information” and “Reconciliation of Non-GAAP Financial Information-Per Share.”

Business & Financial Highlights

As a percentage of total revenue, revenue attributable to performance-based pricing for the first quarter of 2014 was 22.6% compared to 36.1% for the same period one year ago.

As a percentage of total revenue, mobile revenue for the first quarter of 2014 was 13.2% compared to 9.3% for the same period one year ago.

Guidance

Based on information available as of May 6, 2014, the Company expects the following:

Q2 2014: Second quarter revenue is expected to be in the range of $39 million to $41 million and Adjusted EBITDA is expected to be in the range of ($5.8) million to ($4.8) million.

Full Year 2014: Full year 2014 revenue is expected to be in the range of $158 million to $163 million (updated from previous guidance in the range of $155 million to $160 million) and Adjusted EBITDA is expected to be in the range of ($11.0) million to ($8.0) million.

Q1 2014 Financial Results Conference Call: Tremor Video will host a conference call today at 4:30 p.m. ET to discuss its first quarter financial results with the investment community. A live webcast of the event will be available on the Tremor Video Investor Relations website at http://investor.tremorvideo.com. A live domestic dial-in is available at (877) 407-9039 or internationally at (201) 689-8470, using passcode 13580283. Until May 20, 2014, a domestic replay will be available at (877) 870-5176 or internationally at (858) 384-5517, using passcode 13580283, and via webcast on the Tremor Video Investor Relations website.

About Tremor Video

Tremor Video (NYSE:TRMR) is transforming the video advertising experience across all screens for the world’s leading brands. Our proprietary technology, VideoHub®, offers advertisers and publishers a complete programmatic solution to reach and engage consumers while providing new insights into what drives the success of brand advertising performance across multiple devices. Tremor Video is based in New York with offices throughout the US and across the globe. For more information, visit tremorvideo.com and find Tremor Video on Twitter, Facebook and LinkedIn.

"Safe harbor" Statement:

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those set forth in or implied by such forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements related to Tremor Video’s future financial results or growth potential, including second quarter 2014 and 2014 full year financial guidance, and statements with respect to future revenue mix or the development or adoption of the company’s solutions. Important factors that could cause actual results or the timing of events to differ materially from those set forth in or implied by any forward-looking statements include, without limitation, risks and uncertainties associated with: the company’s limited operating history and the continuing development of its business model; unfavorable conditions in the global economy or reductions in digital advertising spend; the company’s ability to effectively innovate and adapt to rapidly changing technology and client needs; increased competition as well as innovations by new and existing competitors; expansion of the online video advertising market; the company’s ability to attract new advertisers and increase spend from existing advertisers; the company’s ability to attract advertising spend from TV media buyers; adoption of brand-centric metrics, advanced ad formats and performance-based pricing models by advertisers; the company’s ability to effectively deliver video ad campaigns with demo guarantees; a delay in, or failure of advertisers or publishers to adopt, the company’s programmatic solutions; adoption of the company’s all-screen buying solution by advertisers; the company’s ability to acquire an adequate supply of premium video advertising inventory from publishers on terms that are favorable to it; the company’s ability to detect fraudulent or malicious activity and ensure a high level of brand safety for its clients; identifying, attracting and retaining qualified personnel; defects, errors or interruptions in the company’s solutions; the company’s ability to collect and use data to deliver video ads; the effect of regulatory developments and industry standards regarding internet privacy and other matters; maintaining, protecting and enhancing the company’s intellectual property; costs associated with defending intellectual property infringement, securities litigation and other claims; future opportunities and plans, including the uncertainty of expected future financial performance and results; as well as other risks and uncertainties detailed from time-to-time under the caption “Risk Factors” and elsewhere in Tremor Video’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 28, 2014, and future filings and reports by the company, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

Forward-looking statements are based on current expectations and beliefs and are not guarantees of future performance or events. Investors are cautioned not to place undue reliance on any forward-looking statements. Furthermore, forward-looking statements speak only as of the date on which they are made, and, except as required by law, Tremor Video disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), Tremor Video reports Adjusted EBITDA and basic and diluted Adjusted EBITDA per share which are non-GAAP financial measures. We define Adjusted EBITDA as net loss plus (minus): net interest expense and other (income) expense, income tax (benefit) expense, depreciation and amortization expense, non-cash stock-based compensation expense, non-cash stock-based long-term incentive compensation, and litigation costs associated with pending class action securities litigation. We define Adjusted EBITDA per share as Adjusted EBITDA divided by weighted average common shares outstanding. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe that these measures provide useful information about our operating results, enhance the overall understanding of our past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Non-GAAP financial measures should be considered in addition to results and guidance prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP financial measures included in this press release have been reconciled to the nearest GAAP measure in the table following the financial statements attached to this press release. With respect to our expectations under “Guidance” above, reconciliation of Adjusted EBITDA guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures, in particular, the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price. We expect the variability of the above charges to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

Tremor Video, Inc.
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2014	2013

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$87,288	$92,691
Accounts receivable, net	40,261	41,458
Prepaid expenses and other current assets	1,680	1,912
Total current assets	129,229	136,061

Long-term assets:
Restricted cash	600	600
Property and equipment, net	3,967	3,388
Intangible assets, net	19,178	20,387
Goodwill	29,719	29,719
Deferred tax assets	189	189
Other assets	266	216
Total long-term assets	53,919	54,499
Total assets	$183,148	$190,560

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$30,859	$32,312
Deferred rent and security deposits payable, short-term	35	14
Deferred revenue	322	271
Deferred tax liabilities, short-term	189	189
Total current liabilities	31,405	32,786
Deferred rent, long-term	717	742
Total liabilities	32,122	33,528

Stockholders’ equity:
Common stock	5	5
Additional paid-in capital	269,037	267,767
Accumulated other comprehensive income	148	195
Accumulated deficit	(118,164)	(110,935)
Total stockholders’ equity	151,026	157,032
Total liabilities and stockholders’ equity	$183,148	$190,560

Tremor Video, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2014	2013

	(unaudited)

Revenue	$34,869	$24,765
Cost of revenue	22,943	13,841
Gross profit	11,926	10,924

Operating expenses:
Technology and development (1)	4,331	2,697
Sales and marketing (1)	9,451	8,843
General and administrative (1)	3,713	2,920
Depreciation and amortization	1,586	1,502
Total operating expenses	19,081	15,962

Loss from operations	(7,155)	(5,038)

Interest and other income (expense):
Interest expense	-	(56)
Other income	5	5
Total interest and other income (expense), net	5	(51)

Loss before income taxes	(7,150)	(5,089)
Income tax expense	79	70
Net loss	$(7,229)	$(5,159)

Net loss per share:
Basic and diluted	$(0.14)	$(0.67)

Weighted average number of shares of common stock outstanding:
Basic and diluted	50,297,747	7,729,218

(1) Stock-based compensation expense included above:

	Three Months Ended
	March 31,
	2014	2013

	(unaudited)

Technology and development	$194	$115
Sales and marketing	359	279
General and administrative	414	345
Total stock-based compensation expense	$967	$739

Tremor Video, Inc.
Reconciliation of Non-GAAP Financial Information
(in thousands)

	Three Months Ended
	March 31,
	2014	2013

	(unaudited)

Net loss	$(7,229)	$(5,159)
Adjustments:
Depreciation and amortization expense	1,586	1,502
Stock-based compensation expense	967	739
Stock-based long-term incentive compensation	(40)	--
Interest and other (income) expense, net	(5)	51
Income tax expense	79	70
Litigation costs	69	--
Total net adjustments	2,656	2,362
Adjusted EBITDA	$(4,573)	$(2,797)

Tremor Video, Inc.
Reconciliation of Non-GAAP Financial Information-Per Share

	Three Months Ended
	March 31,
	2014	2013

	(unaudited)

Net loss	$(0.14)	$(0.67)
Adjustments:
Depreciation and amortization expense	0.03	0.19
Stock-based compensation expense	0.02	0.10
Stock-based long-term incentive compensation	--	--
Interest and other (income) expense, net	--	0.01
Income tax expense	--	0.01
Litigation costs	--	--
Total net adjustments	0.05	0.31
Adjusted EBITDA per share-basic and diluted	$(0.09)	$(0.36)

Weighted average number of shares of common stock outstanding-basic and diluted	50,297,747	7,729,218

Tremor Video, Inc.
Consolidated Statements of Cash Flows
(in thousands)
	Three Months Ended
	March 31,
	2014	2013
	(unaudited)
Cash flows from operating activities
Net loss	$(7,229)	$(5,159)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	377	282
Amortization of intangible assets	1,209	1,220
Bad debt expense	18	25
Mark-to-market income	--	(5)
Stock-based compensation expense	967	739
Stock-based long-term incentive compensation	(40)	--
Net changes in operating assets and liabilities:
Decrease in accounts receivable	1,157	5,623
Decrease (increase) in prepaid expenses, other current assets and other long-term assets	182	(486)
Decrease in accounts payable and accrued expenses	(1,427)	(3,278)
(Decrease) increase in deferred rent and security deposits payable	(4)	33
Increase in deferred revenue	51	191
Net cash used in operating activities	(4,739)	(815)

Cash flows from investing activities
Purchase of property and equipment	(956)	(137)
Net cash used in investing activities	(956)	(137)

Cash flows from financing activities
Proceeds from the exercise of stock options	303	46
Net cash provided by financing activities	303	46

Net decrease in cash and cash equivalents	(5,392)	(906)

Effect of exchange rate changes in cash and cash equivalents	(11)	(94)

Cash and cash equivalents at beginning of period	92,691	32,533
Cash and cash equivalents at end of period	$87,288	$31,533

Supplemental disclosure of cash flow activities
Cash paid for income taxes	$--	$159
Cash paid for interest expense	$--	$56

CONTACT:
Tremor Video, Inc.
Investor Relations:
Andrew Posen, 212-792-2315
Senior Director Investor Relations
IR@TremorVideo.com
or
Public Relations:
Billy Kenny, 646-421-6217
Tremor Video Corporate Communications
BKenny@TremorVideo.com